Exhibit 99.1

DecisionPoint Systems Reports Third Quarter Results For 2013

Revenues Increase 19% Sequentially to $17.6 Million

IRVINE, Calif., Nov. 14, 2013 /PRNewswire/ -- DecisionPoint™ Systems, Inc. (DPSI), a leading provider and integrator of Enterprise Mobility, Wireless Applications and RFID solutions, today reported financial results for the third quarter and nine months ended September 30, 2013.

Corporate and Financial Highlights of the Third Quarter 2013

•	Revenue increased sequentially 19% to $17.6 million

•	EBITDA moved to a positive $466,000 from a loss of $383,000 in the second quarter, notwithstanding financing and restructuring expenses of $442,000

•	Principal under the Company's term loans in the aggregate amount of $534,000 was paid down in the third quarter

Business Highlights of the Third Quarter 2013

•	Significant new software orders received during the period

•	Significant new software contracts were booked in the quarter including from such major names as Johnson Controls, the U.S. Postal Service, Gulf Winds among others.

Nicholas Toms, CEO of DecisionPoint, commented, "Based on what we have seen to date in the third quarter, we expect sales to be robust, and margins to return to their prior levels in the fourth quarter and to continue to climb as in process software orders move to delivery and into our quarterly income statements. We have now added Android Operating Systems to the family of APEXWare software compatibility, which vastly expands the addressable market.  We are at an inflection point in our development where, at long last, we will be maintaining both positive EBITDA on a regular basis, and net income on a GAAP bottom-line basis.  We believe that as economic conditions continue to improve, our results will improve as well.

"We work with some of the biggest names in the industrial and commercial world, and the family of our clients continues to expand.  U.S.P.S, Johnson Controls, Avis Rent a Car System, Wells Fargo, Goodwill Industries of Denver and Mission Linen Supply are just a few. We expect revenues for the fourth quarter ending December 31, 2013 to be up sequentially from the revenues reported for the third quarter," Mr. Toms added.

Third Quarter 2013 Results

Revenue was $17.6 million, a climb of about 19% from the second quarter of 2013, but a 5% drop from the comparable quarter of 2012, when revenue was $18.6 million.

Gross profit decreased by 450 basis points to 19.7% from 24.2% in the second quarter of 2013, and 250 points from 22.2% in the third quarter of 2012.  The drop was largely attributed to the timing of revenue recognition related to in process software orders, to the timing of orders and shipments, with some orders anticipated for the third quarter slipping to the fourth quarter. We anticipate that as higher-margin software and service revenue continue to grow, margins will continue to return to this long-term increasing trend starting in the fourth quarter.  The reported net loss, a little less than breakeven, at $167,000 was sharply down from $1.1 million in the second quarter of this year, vs. a loss of $1.0 million in the third quarter of 2012.  On an EPS basis, the loss per share was $0.04, compared to $0.15 loss per share in the third quarter of 2012.

The operating loss was $0.2 million in this year's third quarter vs. $0.6 million in the third quarter of 2012, due primarily to improved margins and cost savings.  EBITDA (a non-GAAP measurement that management uses to measure progress) for the third quarter of 2013 was positive $466,000, and a $849,000 positive swing from the second quarter of this year.

Although unit volumes were up, the drop in revenue compared with the same period last year was largely related to an increase in the number of consumer devices sold with much lower unit prices and a consequent decrease in the higher priced rugged devices sold.

Nine Months 2013 Results

Revenue was $46.1 million, down from $54.1 million in the first nine months of 2012, which included an increase of approximately $1.9 million in sales from the Apex and Illume acquisitions that were completed in mid-2012.  2012 benefited from a stronger recovery in the US economy than was seen in the earlier part of 2013.  Lower-margin hardware sales declined by 21.9% for the period.  Professional services increased slightly, up 0.8% for the nine months.  Software revenues, with their higher margins, increased by 6.9% to $3.5 million.  Gross margin remained steady year-over-year. SG&A expense increased modestly compared to 2012 due to the inclusion of Apex and Illume Mobile businesses.

About DecisionPoint™ Systems, Inc.

DecisionPoint Systems, Inc. empowers the mobile workforce to enhance customer satisfaction and accelerate business growth. They accomplish this by making enterprise software applications accessible to the front-line mobile worker anytime, anywhere. DecisionPoint combines its industry leading software products, application development capabilities, deployment and support services with the latest wireless, and mobile technologies.

For more information on DecisionPoint Systems visit www.decisionpt.com

Forward Looking Statements

Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe  harbor provisions of the Private Securities Act of 1995. Forward looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Contacts:

DecisionPoint Systems, Inc.
Nicholas R. Toms
Chief Executive Officer
(973) 489-1425
Allen & Caron, Inc.

Rudy Barrio (investors)
r.barrio@allencaron.com
(212) 691-8087

Len Hall (media)
len@allencaron.com
(949) 474-4300

–FINANCIAL TABLES FOLLOW–

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash	$270	$1,103
Accounts receivable, net	12,685	12,287
Due from related party	195	202
Inventory, net	918	811
Deferred costs	3,773	3,955
Deferred tax assets	47	48
Prepaid expenses and other current assets	919	302
Total current assets	18,807	18,708

Property and equipment, net	139	179
Other assets, net	151	205
Deferred costs, net of current portion	1,810	2,124
Goodwill	8,485	8,571
Intangible assets, net	4,472	6,023
Total assets	$33,864	$35,810

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$13,036	$11,080
Accrued expenses and other current liabilities	3,040	2,895
Lines of credit	4,247	3,430
Current portion of debt	1,963	1,800
Due to related parties	160	1
Accrued earn out consideration	331	1,186
Warrant liability	933	-
Unearned revenue	6,639	7,409
Total current liabilities	30,349	27,801

Long term liabilities
Unearned revenue, net of current portion	2,472	2,883
Debt, net of current portion and discount	2,099	2,922
Accrued earn out consideration, net of current portion	154	159
Deferred tax liabilities	1,038	1,078
Other long term liabilities	76	80
Total liabilities	36,188	34,923

Commitments and contingencies and subsequent event	-	-

STOCKHOLDERS' EQUITY
Cumulative Convertible Preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,105,155 shares issued and outstanding, including cumulative and imputed preferred dividends of $586 and $361, and with a liquidation preference of $8,983 and $8,758 at September 30, 2013
and December 31, 2012, respectively	7,609	7,370
Common stock, $0.001 par value, 100,000,000 shares authorized,
12,297,979 issued and 12,144,096 outstanding as of September 30, 2013,
and 9,300,439 issued and 9,146,556 outstanding as of December 31, 2012	12	9
Additional paid-in capital	16,621	16,132
Treasury stock, 153,883 shares of common stock	(205)	(205)
Accumulated deficit	(25,720)	(21,674)
Unearned ESOP shares	(664)	(767)
Accumulated other comprehensive income	23	22
Total stockholders’ (deficit) equity	(2,324)	887
Total liabilities and stockholders' equity	$33,864	$35,810

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$17,575	$18,567	$46,067	$54,144

Cost of sales	14,113	14,445	36,216	42,559

Gross profit	3,462	4,122	9,851	11,585

Selling, general and administrative expense	4,485	4,741	13,981	13,370
Adjustment to earn-out obligations	(820)	-	(820)	-

Operating loss	(203)	(619)	(3,310)	(1,785)

Other expense:
Interest expense	241	350	723	698
Other income, net	(168)	(19)	(182)	(80)
Total other expense	73	331	541	618

Net loss before income taxes	(276)	(950)	(3,851)	(2,403)

Provision (benefit) for income taxes	(109)	64	(466)	132

Net loss	(167)	(1,014)	(3,385)	(2,535)

Cumulative and imputed preferred stock dividends	(223)	(249)	(661)	(710)

Net loss attributable to common shareholders	$(390)	$(1,263)	$(4,046)	$(3,245)

Net loss per share -
Basic and diluted	$(0.04)	$(0.15)	$(0.44)	$(0.42)

Weighted average shares outstanding -
Basic and diluted	10,019,109	8,182,103	9,117,969	7,698,635

Comprehensive loss	$(166)	$(992)	$(3,383)	$(2,507)

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(3,385)	$(2,535)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Depreciation and amortization	1,497	992
Amortization of deferred financing costs and note discount	140	160
Employee stock-based compensation	6	50
Non-employee stock-based compensation	-	341
Non-cash interest income	-	(24)
Acquisition earn-out adjustment	(820)	-
Change in fair value of warrants	(166)	-
ESOP compensation expense	104	98
Deferred taxes, net	(5)	28
Allowance for doubtful accounts	56	13
Loss on disposal of property and equipment	13	-
Changes in operating assets and liabilities:
Accounts receivable	(468)	3,899
Due from related party	-	(357)
Inventory, net	(107)	(184)
Deferred costs	496	(583)
Prepaid expenses and other current assets	(578)	179
Other assets, net	5	(11)
Accounts payable	1,961	(572)
Accrued expenses and other current liabilities	106	178
Due to related parties	158	(791)
Unearned revenue	(1,163)	(186)
Net cash (used in) provided by operating activities	(2,150)	695

Cash flows from investing activities
Cash paid for acquisitions	-	(5,051)
Purchases of property and equipment	(33)	(50)
Net cash used in investing activities	(33)	(5,101)

Cash flows from financing activities
(Repayments) borrowings from lines of credit, net	817	718
Proceeds from issuance of term debt	1,000	4,033
Cash received in reverse recapitalization, net of expenses	-	1,500
Repayment of debt	(1,552)	(962)
Paid financing costs	(119)	(296)
Dividends paid	(296)	(482)
Common stock issued in private placement, net of costs	1,502	-
Net cash provided by financing activities	1,352	4,511
Effect on cash of foreign currency translation	(2)	(79)
Net (decrease) increase in cash	(833)	26
Cash at beginning of period	1,103	366
Cash at end of period	$270	$392

Supplemental disclosures of cash flow information:
Interest paid	$705	$858
Income taxes paid	234	56

Supplemental disclosure of non-cash financing activities:
Accrued and imputed dividends on preferred stock	$661	$261
Warrants issued in connection with common stock private placement	1,099	-

EBITDA Calculation – (In thousands)	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net Loss	$(167)	$(1,014)	$(3,385)	$(2,535)
Depreciation and amortization	502	575	1,497	992
Interest expense	240	349	723	698
Tax provision (benefit)	(109)	64	(466)	132

EBITDA:	466	(26)	(1,631)	(713)